UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-12

Advanced Disposal Services, Inc.
(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Explanatory Note

As previously disclosed and reported in the Current Report on Form 8-K filed on April 15, 2019 by Advanced Disposal Services, Inc. (the “Company” or “Advanced Disposal”) with the U.S. Securities and Exchange Commission (the “SEC”), on April 14, 2019, the Company, Waste Management, Inc., a Delaware corporation (“Waste Management”), and Everglades Merger Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Waste Management (“Merger Sub”), entered into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”) pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”), with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Waste Management.  On May 10, 2019, Advanced Disposal filed with the SEC a preliminary proxy statement in connection with the Transactions, and on May 23, 2019, Advanced Disposal filed with the SEC a definitive proxy statement in connection with the Transactions (the “Definitive Proxy Statement”), which was mailed to Advanced Disposal’s stockholders of record on or about May 24, 2019.

In connection with the Transactions, two putative class action lawsuits were filed in the District Court for the District of Delaware, and one putative class action lawsuit was filed in the Circuit Court of the Seventh Judicial Circuit for St. Johns County, Florida.  The two lawsuits filed in the District Court for the District of Delaware are captioned Krieger v. Advanced Disposal Services, Inc. et al, No. 1:19-cv-00904-UNA (filed on May 14, 2019) (the “Krieger Complaint”) and Sabatini v. Advanced Disposal Services, Inc. et al, No. 1:19-cv-00919-UNA (filed on May 17, 2019) (the “Sabatini Complaint”).  The lawsuit filed in Circuit Court of the Seventh Judicial Circuit for St. Johns County, Florida is captioned Bushansky v. Advanced Disposal Services, Inc. Waste Management, Inc., et al, No. 90090027 (filed on May 24, 2019) (the “Bushansky Complaint,” all three complaints, collectively, the “Complaints,” and all three lawsuits, collectively, the “Merger Litigation”).  The Krieger Complaint and Sabatini Complaint generally allege that the preliminary proxy statement, filed by Advanced Disposal on May 10, 2019, was materially incomplete and misleading, and therefore in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other securities laws, rules and regulations.  The Bushansky Complaint generally alleges that (i) the directors of Advanced Disposal breached their fiduciary duties, including by disseminating the Definitive Proxy Statement, which allegedly was materially incomplete and misleading, and (ii) Advanced Disposal and Waste Management aided and abetted the alleged breaches of fiduciary duty by the directors of Advanced Disposal.  Each Complaint generally seeks, among other things, injunctive relief, including to enjoin the Special Meeting (as defined below) or completion of the Merger, damages in the event the Merger is consummated and an award of plaintiffs’ costs and disbursements, including reasonable attorneys’ and expert fees and expenses.
The Company believes that the claims asserted in the Complaints are without merit and that no supplemental disclosure is required under applicable law.  However, in order to avoid the risk of the Merger Litigation delaying or adversely affecting the Transactions and to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, the Company has determined to voluntarily supplement the Definitive Proxy Statement as described in this supplemental disclosure.  Each of the plaintiffs has agreed that, following the filing of this supplemental disclosure, they will dismiss their respective actions in their entirety, with prejudice as to the named plaintiffs only and without prejudice to all other members of the putative classes.  Nothing in this supplemental disclosure shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein.  To the contrary, the Company specifically denies all allegations in the Merger Litigation that any additional disclosure was or is required.

This supplemental disclosure will not affect the merger consideration to be paid to stockholders of the Company in connection with the Merger or the timing of the special meeting of the Company’s stockholders scheduled for June 28, 2019 at Crosswater Hall at Nocatee Welcome Center located at 245 Nocatee Center Way, Ponte Vedra, FL 32081 beginning at 10:00 a.m., Eastern Time (the “Special Meeting”).  The Company’s board of directors continues to recommend that Advanced Disposal’s stockholders vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Advanced Disposal’s named executive officers in connection with the Merger and contemplated by the Merger Agreement, and “FOR” the proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.

Supplemental Disclosures

The additional disclosures herein supplement the disclosures contained in, and should be read in conjunction with, the Definitive Proxy Statement, which should be read in its entirety.  To the extent that information in this supplemental disclosure differs from, or updates information contained in, the Definitive Proxy Statement, the information in this supplemental disclosure shall supersede or supplement the information in the Definitive Proxy Statement.  Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Definitive Proxy Statement.  Where a disclosure has been amended and restated, bold and/or underlined text indicates language that has been inserted or deleted.

The disclosure under the section entitled “The Merger (Proposal 1)—Background of the Merger” is hereby supplemented by adding the following sentence to the end of the first paragraph on page 36:

Both confidentiality agreements contained a standstill provision and a covenant restricting the counterparty from requesting that Advanced Disposal amend or waive the agreed-upon standstill during the applicable standstill period, with both such provisions terminating automatically upon Advanced Disposal’s entry into the merger agreement.

The disclosure under the section entitled “The Merger (Proposal 1)—Background of the Merger” is hereby supplemented by adding the following sentences to the end of the seventh paragraph on page 36:

Pursuant to the joint defense agreement, Advanced Disposal and Waste Management, along with their respective antitrust counsel, agreed that the parties shared a common interest in resolving antitrust, competition and other related legal issues regarding a potential acquisition of Advanced Disposal by Waste Management, and such agreement generally outlined the scope of confidential information and the manner by which the parties could share such confidential information without waiving attorney-client privilege, the work product privilege, or any other applicable privilege or protections.

The third full paragraph on page 40 of the Definitive Proxy Statement under the section entitled “The Merger (Proposal 1)—Background of the Merger” is hereby amended and restated to read as follows:

On April 10, 2019, the Board convened a special telephonic meeting, during which the Board discussed the status of negotiations between Advanced Disposal and Waste Management, including with respect to employment matters. The Board also discussed the materials provided to the Board, including Advanced Disposal’s projections (as defined in the section entitled “The Merger (Proposal 1)—Projected Financial Information” beginning on page 52 of this proxy statement), which were the same as provided to Waste Management on March 7, 2019, and Advanced Disposal’s strategic plan as an independent, standalone company ~~and the projections (as defined in the section entitled “The Merger (Proposal 1)—Projected Financial Information” beginning on page 52 of this proxy statement)~~. Senior management of Advanced Disposal explained how the materials differed from materials previously distributed to the Board, including to update the strategic plan to take into account fiscal year 2018 actual results and among other things, changes to the fuel and commodities prices and volume growth used in developing Advanced Disposal’s projected results.  Later on April 10, 2019, Shearman & Sterling provided Simpson Thacher with a revised draft of the merger agreement.

The paragraph on pages 51-52 of the Definitive Proxy Statement under the section entitled “The Merger (Proposal 1)—Opinion of Financial Advisor—Discounted Cash Flow Analysis” is hereby amended and restated to read as follows:

UBS performed discounted cash flow analyses utilizing financial forecasts and estimates prepared by the management of Advanced Disposal (as more fully described in the section entitled “The Merger (Proposal 1)—Projected Financial Information” beginning on page 52 of this proxy statement).  UBS calculated ranges of implied present values (as of January 1, 2019) of the standalone, unlevered, free cash flows that Advanced Disposal was forecasted to generate from January 1, 2019 through December 31, 2023 and of terminal values for Advanced Disposal.  UBS calculated the unlevered, free cash flows as Adjusted EBITDA less (a) (i) stock based compensation, (ii) taxes, (iii) changes in working capital, and (iv) capital expenditures, plus (b) other operating cash flows.  Based on the foregoing calculations, UBS calculated unlevered, free cash flows for each fiscal year during the period from January 1, 2019 through December 31, 2023 of $180 million, $182 million, $187 million, $212 million, and $247 million, respectively. Implied terminal values were derived by applying to the projection of Advanced Disposal’s 2023 estimated Market Adjusted EBITDA a range of estimated terminal last twelve months Market Adjusted EBITDA multiples of 9.5x to 11.5x, which range was selected based ~~on~~ upon UBS’s experience and professional judgment, taking into account current and historical trading Market Adjusted EBITDA multiples of Advanced Disposal and certain of the selected companies.  Implied present values of cash flows and terminal values were calculated using discount rates ranging from 8% to 9%, reflecting estimates of Advanced Disposal’s weighted average cost of capital (derived by utilizing the capital asset pricing model, and taking into account macroeconomic assumptions and estimates of risk, the expected cost of debt, expected returns and other appropriate factors).  UBS then divided the implied equity value by the number of fully-diluted outstanding shares of Advanced Disposal common stock (determined using the treasury stock method and taking into account outstanding in-the-money options, restricted stock units and performance stock units) as of April 10, 2019, as provided by Advanced Disposal’s senior management.  The discounted cash flow analyses resulted in a range of implied equity values of approximately $25 to $35 per share for Advanced Disposal, as compared to the $33.15 offer price.

The disclosure under the section entitled “The Merger (Proposal 1)—Projected Financial Information—Summary of the Projections” is hereby supplemented by adding the following information after the chart on pages 54-55:
Reconciliation of Non-GAAP Projections to GAAP

The following table reflects the calculation of Adjusted EBITDA by Advanced Disposal for purposes of the projections:

($ in millions)	2019	2020	2021	2022	2023
Net income	37.8	62.3	83.3	106.5	135.8
Income tax expense	14.8	23.8	31.6	40.2	51.2
Interest expense	101.9	96.3	88.4	81.3	74.3
Depreciation and amortization	264.9	267.0	269.4	269.1	257.8
Loss on debt extinguishments and modifications	1.0	1.0	1.0	1.0	1.0
Accretion on landfill retirement obligations	16.3	16.7	17.2	17.6	18.0
Stock-based compensation	9.9	8.6	8.6	8.6	8.6
Unrealized loss on derivatives	6.4	0.0	0.0	0.0	0.0
Realized loss on derivatives	(6.4)	0.0	0.0	0.0	0.0
Adjusted EBITDA(1)	446.7	475.7	499.5	524.3	546.7

(1)          Totals may not sum due to rounding.

The following table reflects the calculation of Cash Flow from Operations less Adjusted Capital Expenditures by Advanced Disposal for purposes of the projections:

($ in millions)	2019	2020	2021	2022	2023
Net cash provided by operating activities	344.1	360.0	376.1	389.8	389.1
Purchases of property & equipment	(196.1)	(202.4)	(203.2)	(200.2)	(190.6)
Cash Flow from Operations less Adjusted Capital Expenditures	148.0	157.6	172.9	189.5	198.5

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward- looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions or the negative thereof. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including, without limitation: (1) risks related to the consummation of the Merger, including the risks that (a) the Merger may not be consummated within the anticipated time period, or at all, (b) the parties may fail to obtain stockholder approval of the Merger Agreement, (c) the parties may fail to secure the termination or expiration of any waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (d) other conditions to the consummation of the Merger under the Merger Agreement may not be satisfied; (2) the effects that any termination of the Merger Agreement may have on Advanced Disposal or its business, including the risks that (a) Advanced Disposal’s stock price may decline significantly if the Merger is not completed, (b) the Merger Agreement may be terminated in circumstances requiring Advanced Disposal to pay Waste Management a termination fee, or (c) the circumstances of the termination, including the possible imposition of a 12-month tail period during which the termination fee could be payable upon certain subsequent transactions, may have a chilling effect on alternatives to the Merger; (3) the effects that the announcement or pendency of the Merger may have on Advanced Disposal and its business, including the risks that as a result (a) Advanced Disposal’s business, operating results or stock price may suffer, (b) Advanced Disposal’s current plans and operations may be disrupted, (c) Advanced Disposal’s ability to retain or recruit key employees may be adversely affected, (d) Advanced Disposal’s business relationships (including, customers and suppliers) may be adversely affected, or (e) Advanced Disposal’s management’s or employees’ attention may be diverted from other important matters; (4) the effect of limitations that the Merger Agreement places on Advanced Disposal’s ability to operate its business, return capital to stockholders or engage in alternative transactions; (5) the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against Advanced Disposal and others; (6) the risk that the Transactions may involve unexpected costs, liabilities or delays; (7) other economic, business, competitive, legal, regulatory, and/or tax factors; and (8) other factors described under the heading “Risk Factors” in Part I, Item 1A of Advanced Disposal’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as updated or supplemented by subsequent reports that Advanced Disposal has filed or files with the SEC, including Advanced Disposal’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019. Potential investors, stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Advanced Disposal does not assume any obligation to publicly update any forward-looking statement after it is made, whether as a result of new information, future events or otherwise, except as required by law.

Important Additional Information and Where to Find It

Advanced Disposal and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from Advanced Disposal’s stockholders in connection with the matters to be considered at the Special Meeting.  Information regarding the names and affiliations of individuals who are participants in the solicitation of proxies of Advanced Disposal’s stockholders and their respective direct or indirect interests in Advanced Disposal, by security holdings or otherwise, can be found in Advanced Disposal definitive proxy statement for the Special Meeting, which was filed with the SEC on May 23, 2019.  Investors and stockholders are strongly encouraged to read carefully the definitive proxy statement and the accompanying proxy card and any other documents filed by Advanced Disposal with the SEC when they become available, as they will contain important information.  Stockholders can obtain the definitive proxy statement, the accompanying proxy card, and other documents filed by Advanced Disposal with the SEC for no charge at the SEC’s website at www.sec.gov or may also be obtained, without charge, by contacting Advanced Disposal’s Investor Relations at matthew.nelson@advanceddisposal.com or (904) 737-7900.